Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Announces Strong Improvement in Third Quarter 2019 Results

Reports significant year over year growth in revenue, operating profit, and EPS
Generates year to date operating and free cash flow before leasing investment of $164.0 million and $214.9 million, respectively
Returns $117 million of capital to stockholders in the third quarter
Narrows 2019 earnings guidance range

DALLAS, Texas - October 23, 2019 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the third quarter ended September 30, 2019.

Financial and Operational Highlights - Third Quarter 2019 (as of September 30, 2019):

•	Quarterly total company revenue of $813.6 million, reflecting growth of 34.1% year over year

•	Quarterly earnings from continuing operations per common diluted share ("EPS") of $0.39, an increase of 105% year over year

•	Quarterly revenues from leasing and management services of $190.1 million with a 42.0% operating profit margin

•	Growth of the wholly-owned and partially-owned lease fleet to 102,090 units, bringing the total value of net property, plant and equipment for the lease fleet (before deferred profit) to $7.4 billion

•	Lease fleet utilization of 96.7% at quarter-end

•	Rail Products Group quarterly revenues of $723.0 million and a 9.0% operating profit margin

•	Rail Products Group quarterly railcar orders and deliveries of 2,530 and 5,320, respectively, resulting in total railcar backlog of $2.4 billion at quarter-end

•	Repurchases of approximately 5.2 million shares at a cost of $100.9 million

•	Successful execution of a $386.5 million secured railcar financing transaction with a blended coupon average of 2.98% subsequent to quarter-end

“Trinity’s third quarter financial results significantly improved year over year due to the growth of our railcar lease fleet and increased deliveries of new railcars,” said Timothy R. Wallace, Trinity’s Chief Executive Officer and President. “The 34% increase in revenues and doubling of earnings per share reflects TrinityRail’s ability to improve our financial performance.”
Mr. Wallace continued, “Demand continued at lower levels during the third quarter due to economic uncertainty associated with industrial production and global trade. These factors, combined with pressure on railcar loading volumes, are impacting railcar lease rates and utilization as well as orders for new railcars. Our management team has responded accordingly and is being highly selective in its originations of new railcar leases. The team has shifted a portion of new railcar production from 2019 into the first half of 2020 to facilitate the transition to lower railcar production next year.”
“Trinity is positioned to successfully navigate through shifts in market demand. We are highly experienced at both short- and long-term cycles and are prepared to respond to the needs of our customers. The recurring revenues associated with long-term leases in our railcar leasing business provide the company with a predictable level of steady cash flows. In addition, our management team has been highly focused on lowering Trinity’s cost of capital and streamlining our operating structure. We have made good progress in these areas, and there are various other initiatives underway that we expect to have a positive effect on the company’s performance in 2020,” Mr. Wallace concluded.

Consolidated Results
Trinity Industries, Inc. reported net income from continuing operations attributable to Trinity stockholders of $49.4 million, or $0.39 per common diluted share, for the third quarter ended September 30, 2019. Net income from continuing operations attributable to Trinity stockholders for the same quarter of 2018 was $27.9 million, or $0.19 per common diluted share. Revenues for the third quarter of 2019 increased to $813.6 million compared with revenues of $606.9 million for the same quarter of 2018.
Quarterly Business Group Results
Railcar Leasing and Management Services Group
In the third quarter of 2019, the Leasing Group increased its revenues and operating profit to $326.4 million and $115.7 million, respectively, when compared with $227.5 million and $92.2 million, respectively, in the same quarter of 2018. The increase in the Leasing Group's revenues was primarily due to a higher volume of railcars sold from the lease fleet, growth in the lease fleet, and higher average lease rates when compared to the third quarter of 2018. The wholly-owned and partially-owned lease fleet grew to 102,090 units as of September 30, 2019, an increase of approximately 7.6% in comparison to September 30, 2018. The total owned and managed lease fleet now stands at 126,305 railcars at the end of the third quarter. The increase in operating profit for the third quarter was primarily due to higher profits from railcar sales, growth in the lease fleet, and lower rent expense resulting from our first quarter purchase of railcars that were previously financed under a sale-leaseback arrangement. These increases in profit were partially offset by higher depreciation expense associated with lease fleet growth. Total sales of leased railcars were $211.4 million in the third quarter of 2019 compared with $118.6 million in the third quarter of 2018. These totals include sales of railcars owned for more than one year that are not reported as revenues, as well as railcars sold under sales-type leases. Supplemental information for the Leasing Group is provided in the accompanying tables.
Rail Products Group
The Rail Products Group reported revenues of $723.0 million during the quarter compared with revenues of $497.6 million in the third quarter of 2018. Operating profit and operating profit margin for the Rail Products Group increased to $65.4 million and 9.0%, respectively, in the third quarter of 2019 compared with $28.0 million and 5.6%, respectively, in the third quarter of 2018. The increase in revenues and operating profit primarily resulted from higher railcar deliveries, favorable railcar pricing, and product mix changes, as well as growth in our maintenance services business compared to the prior year period. As a result of softening railcar demand, as well as operational disruptions and capacity expansion delays during the quarter, the Company reduced its production schedule for the third quarter and the year and shifted these railcar deliveries to 2020. The Rail Products Group received orders for 2,530 railcars with a value of $259.2 million and delivered 5,320 railcars during the third quarter of 2019, compared with orders for 7,725 railcars and deliveries of 3,990 railcars, respectively, in the same quarter last year. In addition, the Rail Products Group reported negative adjustments to the railcar backlog of 430 railcars reflecting a cancellation due to the financial condition of a Leasing customer, as well as a negotiated removal of railcars from backlog in which the Company received compensation for terminating the agreement. The railcar backlog in the Rail Products Group decreased during the quarter to $2.4 billion as of September 30, 2019, representing 19,950 railcars, compared with a railcar backlog of $2.9 billion as of June 30, 2019, representing 23,170 railcars.
All Other Group
In the third quarter of 2019, the All Other Group, which primarily includes the results of our highway products and logistics businesses, reported revenues of $90.4 million compared with revenues of $102.4 million in the third quarter of 2018. The decrease in revenues was primarily due to decreased demand and lower shipping volumes in our highway products business. Operating profit for the All Other Group was $3.9 million for the third quarter of 2019, compared with operating profit of $9.5 million in the third quarter of 2018. The decline in operating profit was primarily related to insurance recoveries and gains on dispositions of property recognized in the prior year.

Progress on Other 2019 Priorities
Cost Optimization
Throughout 2019, Trinity has implemented various cost-saving initiatives and has identified actions to further reduce total spend, with a focus on selling, engineering, and administrative expenses. Year to date, Corporate expenses are down $36.9 million, a decrease of 32% year over year, primarily due to lower litigation-related expenses and cost optimization efforts. In the fourth quarter, in connection with the Company's assessment of future needs to support its go-forward business strategy, the Company anticipates recognizing a restructuring charge of approximately $10 million to $20 million, primarily from write-downs related to underutilized assets in our manufacturing footprint, and employee transition costs. Trinity currently anticipates that these specific changes will generate approximately $8 million to $10 million in future cost savings on an annualized basis. As the Company continues to reposition the organization to better support the operating structure of Trinity's rail-focused strategy and drive innovation and platform efficiency, we anticipate identifying further cost savings opportunities in 2020.

Balance Sheet Optimization
Subsequent to quarter-end, wholly-owned subsidiaries, Trinity Industries Leasing Company ("TILC") and Trinity Rail Leasing 2019 LLC, ("TRL-2019”) closed a two-tranche railcar asset-backed securitization (“Series 2019-2”) in the aggregate amount of $386.5 million with a blended fixed interest rate of approximately 2.98% and a blended weighted average life of approximately 6.1 years. This transaction, combined with the initial TRL-2019 Series 2019-1 transaction of $528.3 million which TILC closed in April of this year, is secured by 13,426 railcars with an appraised fair-market value of $1,177.0 million, and their associated operating leases. Both Standard & Poor's Global Ratings and Kroll Bond Rating Agency rated the Series 2019-2 senior notes with a single “A” rating. The obligations of the equipment notes are non-recourse to Trinity and TILC. Net proceeds received from the transaction are being used to repay approximately $167 million in outstanding borrowings under the Leasing Group's secured warehouse credit facility, to repay approximately $125 million in outstanding borrowings under the Company's revolving credit facility, and for general corporate purposes.
“Series 2019-2 is the second securitization issuance Trinity has completed this year and is aligned with our near-term priority of recapitalizing our balance sheet to lower our cost of capital,” said Melendy E. Lovett, Senior Vice President and Chief Financial Officer for Trinity Industries, Inc. “With this securitization, our loan-to-value ratio on Trinity’s wholly-owned lease fleet increases to 56%, nearing our short term target of 60-65%. Interest from investors in Trinity’s securitizations continues to exceed our expectations and reflects the strong financial performance of these railcar portfolios over the financing term. Railcar assets are an attractive long-term investment given the stable and predictable cash flows from long-term leases. I am pleased that the bond ratings and investor interest in Trinity’s securitizations continue to reflect the strength of our diversified portfolio of railcar assets and strong portfolio management.”
Capital Allocation - Business Investment
Year to date, Trinity has invested $679.3 million in railcars for the growth of the leased railcar portfolio, net of proceeds from the sales of leased railcars. Additionally, Trinity has invested $63.3 million in manufacturing and other capital expenditures for both maintenance and expansion.
Return of Capital to Stockholders
During the third quarter of 2019, the Company repurchased approximately 5.2 million shares at a cost of $100.9 million, bringing year to date share repurchases to approximately 10.8 million shares at a cost of $233.9 million. The year to date total includes approximately 2.6 million shares that were delivered to the Company in the first quarter of 2019 upon final settlement of the previously announced accelerated share repurchase program, which was funded in November 2018. As of September 30, 2019, the Company had a remaining authorization to repurchase up to $186.1 million, not to exceed 5.5 million shares, of its common stock under the current repurchase program.
When combining capital returned to stockholders in the form of dividends and share repurchases, Trinity has returned over $294.7 million to stockholders year to date in 2019.
Planned Pension Plan Termination
On September 4, 2019, our Board of Directors approved the termination of the Trinity Industries, Inc. Consolidated Pension Plan (the "Pension Plan"), effective December 31, 2019. Except for retirees currently receiving payments under the Pension Plan, participants will have the choice of receiving a single lump sum payment or an annuity from a highly-rated insurance company that will pay and administer future benefit payments. The Pension Plan is currently fully funded and is expected to be settled between late 2020 and early 2021, subject to required governmental approvals, and would then result in the Company no longer having any remaining funded pension plan obligations.
Upon settlement, we expect to recognize pre-tax pension settlement charges totaling between $145 million and $195 million. This range includes: (1) a non-cash charge for the recognition of all pre-tax actuarial losses accumulated in Accumulated Other Comprehensive Loss, which totaled approximately $140.4 million ($107.2 million, net of tax) as of December 31, 2018; and (2) a potential additional cash contribution to settle all of the Pension Plan’s obligations, which is not expected to exceed $25 million. The actual amount of the settlement charges and any potential cash contribution will depend on interest rates, Pension Plan asset returns, the lump-sum election rate, and other factors.
2019 Guidance
For the full year 2019, the Company has narrowed its annual guidance range to between $1.17 and $1.27 per common diluted share. The change in guidance primarily reflects fewer railcar deliveries expected in 2019, some of which were expected to be added to the lease fleet, partially offset by a higher level of railcar sales from the lease fleet. Railcar deliveries for 2019 are now expected to be between 21,500 and 22,000 railcars. The Leasing Group now expects a net lease fleet investment of between $850 million and $950 million in 2019. Additional guidance information is included in the accompanying tables.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on October 24, 2019 to discuss its third quarter results. To listen to the call, please visit the Investor Relations section of the Company's website at www.trin.net and access the Events & Presentations webpage. An audio replay may be accessed through the Company’s website or by dialing (402) 220-7205 until 11:59 p.m. Eastern on October 31, 2019.
About Trinity Industries
Trinity Industries, Inc., headquartered in Dallas, Texas, owns businesses that are leading providers of rail transportation products and services in North America. Our rail-related businesses market their railcar products and services under the trade name TrinityRail®. The TrinityRail integrated platform provides railcar leasing and management services, as well as railcar manufacturing, maintenance and modifications. Trinity also owns businesses engaged in the manufacture of products used on the nation’s roadways and in traffic control, as well as logistical and transportation businesses that provide support services to a variety of industrial manufacturers. Trinity reports its financial results in three principal business segments: the Railcar Leasing and Management Services Group, the Rail Products Group, and the All Other Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements, including, but not limited to, future financial and operating performance, future opportunities and any other statements regarding events or developments that Trinity believes or anticipates will or may occur in the future. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “projected,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Trinity expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Trinity’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by federal securities laws. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to risks and uncertainties regarding economic, competitive, governmental, and technological factors affecting Trinity’s operations, markets, products, services and prices, and such forward-looking statements are not guarantees of future performance. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in Trinity’s Annual Report on Form 10-K for the most recent fiscal year, as may be revised and updated by Trinity’s Quarterly Reports on Form 10-Q, and Trinity’s Current Reports on Form 8-K.

Investor & Media Contact:
Jessica Greiner
Vice President, Investor Relations and Communications
Trinity Industries, Inc.

(Investors) 214/631-4420
(Media Line) 214/589-8909
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues	$813.6	$606.9	$2,154.4	$1,774.1
Operating costs:
Cost of revenues	649.1	466.5	1,691.0	1,348.3
Selling, engineering, and administrative expenses	62.1	75.6	191.5	224.6
Gains (losses) on dispositions of property:
Net gains on railcar lease fleet sales owned more than one year at the time of sale	18.1	9.4	44.7	21.0
Other	(0.2)	1.0	2.5	3.1
	693.3	531.7	1,835.3	1,548.8
Operating profit	120.3	75.2	319.1	225.3
Interest expense, net	54.0	40.4	160.8	122.9
Other, net	—	(0.4)	0.2	(3.5)
Income from continuing operations before income taxes	66.3	35.2	158.1	105.9
Provision for income taxes	18.2	6.7	41.2	24.9
Income from continuing operations	48.1	28.5	116.9	81.0
Income (loss) from discontinued operations, net of income taxes	(0.4)	(0.2)	(2.3)	54.4
Net income	47.7	28.3	114.6	135.4
Net income (loss) attributable to noncontrolling interest	(1.3)	0.6	(1.4)	3.4
Net income attributable to Trinity Industries, Inc.	$49.0	$27.7	$116.0	$132.0

Basic earnings per common share:
Income from continuing operations	$0.39	$0.19	$0.91	$0.52
Income (loss) from discontinued operations	—	—	(0.02)	0.37
Basic net income attributable to Trinity Industries, Inc.	$0.39	$0.19	$0.89	$0.89
Diluted earnings per common share:
Income from continuing operations	$0.39	$0.19	$0.90	$0.51
Income (loss) from discontinued operations	—	—	(0.02)	0.36
Diluted net income attributable to Trinity Industries, Inc.	$0.39	$0.19	$0.88	$0.87
Weighted average number of shares outstanding:
Basic	124.7	145.0	127.6	146.1
Diluted	126.0	145.8	129.2	148.8
Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share; therefore, the two-class method may result in a lower earnings per share than is calculated from the face of the income statement.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2019	2018	2019	2018
Railcar Leasing and Management Services Group	$326.4	$227.5	$803.9	$615.5
Rail Products Group	723.0	497.6	2,038.9	1,651.9
All Other	90.4	102.4	265.3	271.9
Segment Totals before Eliminations	1,139.8	827.5	3,108.1	2,539.3
Eliminations - Lease subsidiary	(314.0)	(207.4)	(913.0)	(732.0)
Eliminations - Other	(12.2)	(13.2)	(40.7)	(33.2)
Consolidated Total	$813.6	$606.9	$2,154.4	$1,774.1

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating profit (loss):	2019	2018	2019	2018
Railcar Leasing and Management Services Group	$115.7	$92.2	$306.3	$255.1
Rail Products Group	65.4	28.0	184.0	128.0
All Other	3.9	9.5	16.7	27.7
Segment Totals before Eliminations and Corporate Expenses	185.0	129.7	507.0	410.8
Corporate	(23.9)	(37.4)	(78.1)	(115.0)
Eliminations - Lease subsidiary	(40.7)	(18.1)	(109.5)	(71.3)
Eliminations - Other	(0.1)	1.0	(0.3)	0.8
Consolidated Total	$120.3	$75.2	$319.1	$225.3

Trinity Industries, Inc.
Selected Financial Information - Leasing Group
(in millions, except lease portfolio data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Leasing and management	$190.1	$175.9	$566.6	$534.7
Sales of railcars owned one year or less at the time of sale(1) (2)	136.3	51.6	237.3	80.8
Total revenues	$326.4	$227.5	$803.9	$615.5
Operating profit(3):
Leasing and management	$79.8	$69.7	$234.6	$216.6
Railcar sales(1):
Railcars owned one year or less at the time of sale	17.8	13.1	27.0	17.5
Railcars owned more than one year at the time of sale	18.1	9.4	44.7	21.0
Total operating profit	$115.7	$92.2	$306.3	$255.1

Operating profit margin:
Leasing and management operating margin	42.0%	39.6%	41.4%	40.5%
Railcar sales	*	*	*	*
Total operating profit margin	35.4%	40.5%	38.1%	41.4%

Selected expense information:
Depreciation	$59.4	$48.8	$171.6	$140.9
Maintenance and compliance	$24.9	$24.1	$79.2	$75.5
Rent	$3.8	$9.7	$13.6	$29.7
Selling, engineering, and administrative expenses	$10.7	$11.9	$36.2	$36.7
Interest	$50.0	$37.4	$146.4	$101.2

	September 30, 2019	September 30, 2018
Number of railcars:
Wholly-owned	77,485	70,220
Partially-owned	24,605	24,650
	102,090	94,870
Managed (third-party owned)	24,215	27,160
	126,305	122,030
Fleet utilization (Company-owned railcars)	96.7%	97.6%

	Nine Months Ended September 30,
	2019	2018
Proceeds from sales of leased railcars:
Railcars owned one year or less at the time of sale (2)	$237.3	$80.8
Railcars owned more than one year at the time of sale	175.0	123.4
	$412.3	$204.2
* Not meaningful
(1) The Company recognizes sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less as revenue. Sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year are recognized as a net gain or loss from the disposal of a long-term asset.
(2) Includes revenues associated with sales-type leases of $26.3 million and $60.5 million, respectively, for the three and nine months ended September 30, 2019.
(3) Operating profit includes: depreciation; maintenance and compliance; rent; and selling, engineering, and administrative expenses. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group, resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$97.6	$179.2
Receivables, net of allowance	304.7	276.6
Income tax receivable	21.1	40.4
Inventories	632.9	524.7
Restricted cash	117.5	171.6
Property, plant, and equipment, net	6,916.7	6,334.4
Goodwill	208.8	208.8
Other assets	343.8	253.5
Total assets	$8,643.1	$7,989.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$250.8	$212.1
Accrued liabilities	368.9	368.3
Debt	4,685.2	4,029.2
Deferred income	—	17.7
Deferred income taxes	784.1	743.1
Other liabilities	94.8	56.8
Stockholders' equity:
Trinity Industries, Inc.	2,110.6	2,210.8
Noncontrolling interest	348.7	351.2
	2,459.3	2,562.0
Total liabilities and stockholders' equity	$8,643.1	$7,989.2

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2019	December 31, 2018
Property, Plant, and Equipment
Manufacturing/Corporate:
Property, plant, and equipment	$1,013.8	$963.2
Accumulated depreciation	(617.5)	(592.3)
	396.3	370.9
Leasing:
Wholly-owned subsidiaries:
Machinery and other	13.8	13.5
Equipment on lease	6,677.9	5,934.8
Accumulated depreciation	(1,094.7)	(971.8)
	5,597.0	4,976.5
Partially-owned subsidiaries:
Equipment on lease	2,401.0	2,371.9
Accumulated depreciation	(606.5)	(557.2)
	1,794.5	1,814.7

Deferred profit on railcars sold to the Leasing Group	(1,094.7)	(1,030.0)
Accumulated amortization	223.6	202.3
	(871.1)	(827.7)
	$6,916.7	$6,334.4

	September 30, 2019	December 31, 2018
Debt
Corporate - Recourse:
Revolving credit facility	$75.0	$—
Senior notes, net of unamortized discount of $0.2 and $0.3	399.8	399.7
	474.8	399.7
Less: unamortized debt issuance costs	(2.1)	(2.3)
	472.7	397.4
Leasing:
Wholly-owned subsidiaries:
Non-recourse:
Secured railcar equipment notes	1,763.5	1,301.3
TILC warehouse facility	545.8	374.8
Promissory notes	635.4	660.2
	2,944.7	2,336.3
Less: unamortized debt issuance costs	(21.5)	(19.7)
	2,923.2	2,316.6
Partially-owned subsidiaries - non-recourse:
Secured railcar equipment notes	1,300.6	1,327.9
Less: unamortized debt issuance costs	(11.3)	(12.7)
	1,289.3	1,315.2
	$4,685.2	$4,029.2

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	September 30, 2019	December 31, 2018
Leasing Debt Summary
Total Recourse Debt	$—	$—
Total Non-Recourse Debt	4,212.5	3,631.8
	$4,212.5	$3,631.8
Total Leasing Debt
Wholly-owned subsidiaries	$2,923.2	$2,316.6
Partially-owned subsidiaries	1,289.3	1,315.2
	$4,212.5	$3,631.8
Equipment on Lease(1)
Wholly-owned subsidiaries	$5,597.0	$4,976.5
Partially-owned subsidiaries	1,794.5	1,814.7
	$7,391.5	$6,791.2
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	52.2%	46.6%
Partially-owned subsidiaries	71.8%	72.5%
Combined	57.0%	53.5%
(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2019	2018
Operating activities:
Net income	$114.6	$135.4
(Income) loss from discontinued operations, net of income taxes	2.3	(54.4)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	210.5	184.3
Provision for deferred income taxes	38.5	36.4
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(44.7)	(21.0)
Other	25.0	32.4
Changes in operating assets and liabilities:
(Increase) decrease in receivables, inventories, and other assets	(185.6)	(169.4)
Increase (decrease) in accounts payable, accrued liabilities, and other liabilities	3.4	35.8
Net cash provided by operating activities – continuing operations	164.0	179.5
Net cash provided by operating activities – discontinued operations	—	140.4
Net cash provided by operating activities	164.0	319.9
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	175.0	123.4
Proceeds from disposition of property and other assets	19.5	6.9
Capital expenditures – leasing, net of sold lease fleet railcars owned one year or less with a net cost of $210.3 and $63.2	(854.3)	(675.8)
Capital expenditures – manufacturing and other	(63.3)	(30.0)
Decrease in short-term marketable securities	—	319.5
Other	(0.2)	(1.9)
Net cash used in investing activities – continuing operations	(723.3)	(257.9)
Net cash used in investing activities – discontinued operations	—	(53.1)
Net cash used in investing activities	(723.3)	(311.0)
Financing activities:
Net proceeds (payments) from debt	649.4	(177.6)
Shares repurchased	(154.9)	(156.1)
Dividends paid to common shareholders	(60.8)	(58.1)
Other	(10.1)	(25.0)
Net cash provided by (used in) financing activities	423.6	(416.8)
Net decrease in cash, cash equivalents, and restricted cash	(135.7)	(407.9)
Cash, cash equivalents, and restricted cash at beginning of period	350.8	973.8
Cash, cash equivalents, and restricted cash at end of period	$215.1	$565.9

Trinity Industries, Inc.
Reconciliations of Non-GAAP Measures
(in millions)
(unaudited)

Free Cash Flow
Free Cash Flow is a non-GAAP financial measure and is defined as Net Cash Provided by Operating Activities from Continuing Operations as computed in accordance with GAAP, plus cash proceeds from sales of leased railcars owned more than one year at the time of sale, less cash payments for manufacturing capital expenditures and dividends. We believe Free Cash Flow is useful to both management and investors as it provides a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. Free Cash Flow is reconciled to Net Cash Provided by Operating Activities from Continuing Operations, the most directly comparable GAAP financial measure, in the following table. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies.

	Nine Months Ended September 30,
	2019	2018
Net cash provided by operating activities – continuing operations	$164.0	$179.5
Add:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	175.0	123.4
Adjusted Net Cash Provided by Operating Activities	$339.0	$302.9
Less:
Capital expenditures - manufacturing and other	(63.3)	(30.0)
Dividends paid to common shareholders	(60.8)	(58.1)
Free Cash Flow (before Capital expenditures – leasing)	$214.9	$214.8

EBITDA
“EBITDA” is defined as income from continuing operations plus interest expense, income taxes, and depreciation and amortization expense. EBITDA is a non-GAAP financial measure; however, the amounts included in the EBITDA calculation are derived from amounts included in our GAAP financial statements. EBITDA is reconciled to net income, the most directly comparable GAAP financial measure, in the following table. This information is provided to assist investors in making meaningful comparisons of our operating performance between periods. We believe EBITDA is a useful measure for analyzing the performance of our business. We also believe that EBITDA is commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly depending on many factors). EBITDA should not be considered as an alternative to net income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. The EBITDA measure presented in this press release may not be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$47.7	$28.3	$114.6	$135.4
Less: income (loss) from discontinued operations, net of income taxes	(0.4)	(0.2)	(2.3)	54.4
Income from continuing operations	$48.1	$28.5	$116.9	$81.0
Add:
Interest expense	55.8	42.8	165.5	132.9
Provision for income taxes	18.2	6.7	41.2	24.9
Depreciation and amortization expense	72.4	64.6	210.5	184.3
EBITDA	$194.5	$142.6	$534.1	$423.1

Trinity Industries, Inc.
2019 Full Year Guidance and Outlook
(unaudited)

Total Company:
Total earnings per share(1)	$1.17 - $1.27 per share
Corporate expense	$105 - $110 million
Interest expense, net	$210 - $220 million
Estimated tax rate	26.5%

Railcar Leasing and Management Services Group:
Leasing and Management revenues(2)	$760 - $765 million
Leasing and Management operating profit(3)	$320 - $325 million
Proceeds from sales of leased railcars to RIV partners and secondary market(4)	$400 million

Rail Products Group:
Revenue	$3.0 billion
Operating margin	9.0%
Railcar deliveries	21,500 to 22,000 railcars
Revenue elimination from sales to Leasing Group(5)	$1.4 billion
Operating profit elimination from sales to Leasing Group(5)	$165 million

All Other Group Operating Profit (6)	$10 - $15 million

(1) The range for earnings per share guidance reflects variability in the point estimates provided above for each business segment.
(2) Excludes sales of railcars owned one year or less at time of sale.
(3) Excludes operating profit from railcar sales.
(4) Excludes approximately $160 million of sales from transactions that are being accounted for as sales-type leases; however, the operating profit impact of these transactions has been factored into our full year 2019 EPS guidance.
(5) Revenue and operating profit eliminations from sales to the Leasing Group include maintenance services in addition to railcar sales.
(6) Includes Highway Products and Logistics businesses, as well as facilities engineering and non-operating plant expenses.